EXHIIBT 4.5

                               HOLDINGS GUARANTEE

         The Guarantor hereby, jointly and severally with any other Guarantor, unconditionally guarantees to each Holder of Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the Obligations of the Company to the Holders or the Trustee under the Notes or under the Indenture, that: (a) the principal of, and premium and Liquidated Damages, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal of interest and Liquidated Damages on the Note, if any, if lawful and all other Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes shall be promptly paid in full or performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, for whatever reason, the Guarantor will be jointly and severally obligated to pay the same immediately.

         The Obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in
Article 11 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Guarantee. The terms of Article 11 of the Indenture are incorporated herein by reference.

         No past, present or future director, officer, employee, incorporator or stockholder of the Guarantor, as such, shall have any liability under this Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.

         The Guarantor agrees, and each Holder by accepting a Note and this Guarantee agrees, that the payment of all Obligations on the Notes pursuant to this Guarantee is subordinated in right of payment, to the extent and in the manner provided in the Articles 10 and 11, to the prior payment of all Senior Indebtedness that is guaranteed by such Guarantor and the subordination set forth herein is for the benefit of and enforceable by the holders of Senior Indebtedness. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness as provided in the Indenture and appoints the Trustee as attorney-in-fact for any and all such purposes.

         Upon any distribution to creditors of the Guarantor in a liquidation or dissolution of the Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Guarantor or its property, an assignment for the benefit of creditors or any marshalling of the Guarantor's assets and liabilities, the holders of Senior Indebtedness that is guaranteed by the Guarantor will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) as provided in the Indenture before the Holders of Notes will be entitled to receive any payment with respect to this Guarantee, and until all Obligations with respect to all Senior Indebtedness guaranteed by the Guarantor are paid in full as provided in the Indenture, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness guaranteed by the Guarantor (except that Holders of Notes may receive securities that are subordinated at least to the same extent as this Guarantee of the Notes to Senior Indebtedness guaranteed by the Guarantor and any securities issued in exchange for Senior Indebtedness guaranteed by the Guarantor).

         In addition, the Guarantor may not make any payment or distribution to the Trustee or any Holder of Notes in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder of Notes any Notes for cash or property (other than (i) securities that are subordinated to at least the same extent as the Notes to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness and (ii) payments and other distributions made from any defeasance trust created pursuant to Section 8.01 of the Indenture) until all principal and other Obligations with respect to the Senior Indebtedness have been paid in full if: (i) a default in the payment of any Obligations on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace in the agreement, indenture or other document governing such Designated Senior Indebtedness; or (ii) a default, other than a payment default, on Designated Senior Indebtedness occurs and is continuing that then permits holders of the Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of the default (a "Payment Blockage Notice") from a Person who may give it pursuant to Section
10.12 of the Indenture. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of the Indenture unless and until (i) at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage
Notice. The Guarantor may and shall resume payments on and distributions in respect of this Guarantee upon the earlier of: (1) the date upon which the default is cured or waived, or (2) in the case of a default referred to in
Section 10.04(ii) of the Indenture, the earlier of the date on which such nonpayment default is cured or waived or 179 days pass after a Payment Blockage Notice is received, unless the maturity of such Designated Senior Indebtedness has been accelerated, if the Indenture otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

         Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, such Senior Indebtedness. No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Guarantor by the failure of any of them to comply with the Indenture.

         This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company's Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Notes and, in the event of any transfer or assignment of rights by any Holder of Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This a guarantee of payment and not a guarantee of collection.

         In certain circumstances more fully described in the Indenture, the Guarantor may be released from its liability under this Guarantee, and any such release will be effective whether or not noted hereon.

         This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

         For purposes hereof, the Guarantor's liability will be that amount from time to time equal to the aggregate liability of the Guarantor hereunder, but shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and the Indenture and (ii) the amount, if any, which would not have (A) rendered the Guarantor "insolvent" (as such term is defined in the Bankruptcy Law and in the Debtor and Creditor Law of the State of New
York) or (B) left it with unreasonably small capital at the time this Guarantee of the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately prior to such time; provided that, it shall be a presumption in any lawsuit or other proceeding in which the Guarantor is a party that the amount guaranteed pursuant to this Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii). In making any determination as to the solvency or sufficiency of capital of the Guarantor in accordance with the previous sentence, the right of the Guarantor to contribution from other Guarantors, if any, and any other rights the Guarantor may have, contractual or otherwise, shall be taken into account.

         Capitalized terms used herein have the same meanings given in the Indenture, dated November 26, 1997, among DESA International, Inc., DESA Holdings Corporation and Marine Midland Bank, unless otherwise indicated.


                                       DESA HOLDINGS CORPORATION


                                       By: _______________________________
                                       Name:  Edward G. Patrick
                                       Title:  Vice President Finance Treasurer